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                          FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of this   day of             , 2012 by and among
Forethought Life Insurance Company, a Indiana corporation (the "Company"), acting herein for and on behalf of the Company and on behalf of each separate account set forth on attached Schedule A, as the same may be amended from time to time (the "Separate Accounts"); BlackRock Variable Series Funds, Inc. an open-end management investment company organized as a Maryland corporation (the "Fund"), and BlackRock Investments, LLC. (the "Distributor").

                                  WITNESSETH:

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established by insurance companies for life insurance policies and annuity contracts; and

WHEREAS, the Distributor is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and serves as principal underwriter of the shares of the Fund; and

WHEREAS, the Fund intends to make available shares of its series and any applicable class thereof as set forth in Separate Account registration statements for the Company, as filed with the Securities and Exchange Commission from time to time (the "Series"); and

WHEREAS, the Company is an insurance company which has registered or will register the variable annuities and/or variable life insurance policies funded through the Separate Account under the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940, as amended (the "1940 Act"), unless exempt from such registration, to be issued by the Company for distribution (the "Contracts").

NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

                                   ARTICLE I
                                 SERIES SHARES

1.1 The Fund and the Distributor agree to make shares of the Series available for purchase by the Company on behalf of the Separate Accounts on each Business Day (as hereafter defined). The Fund will execute orders placed for each Separate Account on a daily basis at the net asset value of each Series next computed after receipt by the Fund, or its designee, of such order as of the close of business on each Business Day, or to the extent appropriate, as provided in Schedule C attached hereto.

     A. For purposes of this Agreement, the Company shall be the designee of the Fund and Distributor for receipt of orders from each Separate Account and receipt by Company constitutes receipt by the Fund, provided that the Fund receives notice of such orders by7:00 a.m. (Eastern time) on the next following Business Day.

     B. For purposes of this Agreement, "Business Day" shall mean any day on which and for so long as the New York Stock Exchange is open for trading and on which the Fund calculates the net asset value of each Series pursuant to the rules of the Securities and Exchange Commission ("SEC") or as set forth in the Series' prospectus.

1.2 The Board of Directors of the Fund (the "Board"), acting in good faith and in the exercise of its fiduciary responsibilities, may refuse to permit the Fund to sell shares of any Series to any person, or

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suspend or terminate the offering of shares of any Series if such action is required by law or by regulatory authorities having jurisdiction over the sale of shares.

1.3 The Fund and the Distributor agree that shares of the Fund or any of its Series will be sold only to insurance companies for use in conjunction with variable life insurance policies or variable annuities. No shares of the Fund or any of its Series will be sold to the general public.

1.4 The Fund and the Distributor agree to redeem for cash, at the Company's request, any full or fractional shares of the Series held by the Separate Accounts, on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption.

     A. For the purposes of this Agreement, the Company shall be the designee of the Fund for receipt of redemption requests from each Separate Account and receipt by the Company constitutes receipt by the Fund, provided that the Distributor receives notice of the redemption request by 7:00 a.m. (Eastern time) on the next following Business Day.

1.5 Except as otherwise provided herein, the Company agrees that purchases and redemptions of Series shares offered by the then current prospectus of the Series shall be made in accordance with the provisions of the prospectus.

     A. The Company will place separate orders to purchase or redeem shares of each Series. Each order shall describe the net amount of shares and dollar amount of each Series to be purchased or redeemed. The Company will not aggregate orders received from its Contract owners after the close of Trading (typically 4:00 p.m. Eastern Time) with orders received before the close of Trading, and warrants that its internal controls concerning the processing and transmission of orders is suitably designed to prevent or detect such aggregation. The Fund reserves the right to reject any orders if in the Fund's sole opinion the Contract owners are engaging in short-term or excessive trading.

     B. In the event of net purchases, the Company will pay for shares before 4:00 p.m. (Eastern time) on the next Business Day after receipt of an order to purchase shares.

     C. In the event of net redemptions, the Fund shall pay the redemption proceeds in federal funds transmitted by wire before 4:00 p.m. (Eastern time) on the next Business Day after an order to redeem Series shares is made.

1.6 Issuance and transfer of the Series' shares will be by book entry only. Share certificates will not be issued to the Company or any Separate Account. Shares purchased will be recorded in an appropriate title for each Separate Account or the appropriate sub-account of each Separate Account. The Fund shall furnish to the Company the CUSIP number assigned to each Series as may be amended from time to time.

1.7 The Distributor shall notify the Company in advance of any dividends or capital gain distributions payable on the Series' shares, but by no later than same day notice by 7:00 p.m. Eastern time on the declaration date (by wire or telephone, followed by written confirmation). The Company elects to reinvest all such dividends and capital gain distributions in additional shares of that Series. The Fund shall notify the Company of the number of shares issued as payment of dividends and distributions. The Company reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash.

1.8 The Distributor shall provide, in a form acceptable to the Company, the net asset value per share of each Series to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated. The Fund shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. Information specified in this Section and Section 1.7 will be substantially in the form as set forth in Schedule C.

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     A. If the Distributor provides materially incorrect share net asset value information through no fault of the Company, the Separate Accounts shall be entitled to an adjustment with respect to the Series shares purchased or redeemed to reflect the correct net asset value per share.

     B. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery.

          1. The Fund or Distributor shall indemnify and hold harmless the Company against any out-of-pocket expenses and other direct losses in an amount not to exceed $1000.00 per day and $5000.00 per occurrence that the Company is legally required to pay annuity or life insurance contract owners that have selected a Series as an investment option ("Contract owners"), and which amount is due to the Fund's or its agents' material miscalculation and/or incorrect reporting of the daily net asset value, dividend rate or capital gains distribution rate.

          2. Should a material miscalculation by the Fund or its agents result in a gain to the Company, subject to the immediately following sentence, the Company shall immediately reimburse the Fund, the applicable Series or its agents for any material losses incurred by the Fund, the applicable Series or its agents as a result of the incorrect calculation. Should a material miscalculation by the Fund or its agents result in a gain for Contract owners, the Company will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Fund, the applicable Series or its agents. The Company shall then make such reasonable effort, at its own expense, to recover the money and repay the Fund, the applicable Series or its agents; provided, however, the Company shall not be obligated to initiate or otherwise pursue any legal action against Contract owners for any such reimbursements.

With respect to the material errors or omissions described above, this section shall control over other indemnification provisions in this Agreement.

1.9 The Company agrees to use its best efforts to provide information to the Fund solely for the purpose of facilitating its compliance with Rule 22c-2 in accordance with the Rule 22c-2 Shareholder Information Agreement between the Company and the Fund, among others, a form of which agreement is attached hereto as Schedule D. Nothing herein, nor any action by the Company, shall be construed as, or infer that the Company has undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to the Fund Policies.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1  The Company represents and warrants that:

     A. The Contracts are or will be registered under the 1933 Act unless exempt and that the registrations will be maintained to the extent required by law.

     B. The Contracts will be issued in material compliance with all applicable federal and state laws and regulations.

     C. The Company is duly organized and in good standing under applicable law.

     D. The Company has legally and validly established each Separate Account prior to any issuance or sale as a segregated asset account under the Indiana Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Separate Account as a unit investment trust in accordance with the 1940 Act, unless exempt from such registration.

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     E. The Company agrees to comply with its obligations under applicable anti-money laundering ("AML") laws, rules and regulations, including but not limited to its obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA Patriot Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder. The Company agrees to undertake inquiry and due diligence regarding the customers to whom the Company offers and/or sells Shares or on whose behalf the Company purchases Shares and that the inquiry and due diligence is reasonably designed to determine that the Company is not prohibited from dealing with any such customer by (i) any sanction administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury; (ii) and of the Special Measures.

2.2  The Fund and the Distributor represent and warrant that:

     A. Series shares sold pursuant to this Agreement shall be registered under the 1933 Act and the regulations thereunder to the extent required.

     B. Series shares shall be duly authorized for issuance in accordance with the laws of each jurisdiction in which shares will be offered.

     C. Series shares shall be sold in material compliance with all applicable federal and state securities laws and regulations.

     D. The Fund is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required.

     E. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act, from time to time, as required in order to effect the continuous offering of the Series' shares.

2.3  The Fund represents and warrants that:

     A. The Fund is currently qualified as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended, (the "Code") and complies with Section 817(h) of the Code and regulations there under. The Fund will make every effort to maintain such qualification and that both will notify the Company immediately in writing upon having a reasonable basis for believing that the Fund has ceased to qualify or that the Fund might not qualify in the future.

     B. The Fund is duly organized and validly existing under the laws of the state of its organization.

     C. The Fund does and will comply in all material respects with the 1940
     Act.

     D. The Fund has obtained an order from the SEC granting participating insurance companies and variable insurance product separate accounts exemptions from the provisions of the 1940 Act, as amended, and the rules thereunder, to the extent necessary to permit shares of the Fund or its Series to be sold to and held by variable insurance product separate accounts of both affiliated and unaffiliated life insurance companies.

2.4 The Distributor represents and warrants that it is and shall remain duly registered under all applicable federal, state laws and regulations and that it will perform its obligations for the Fund in material compliance with all applicable laws and regulations.

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                                  ARTICLE III
       PROSPECTUSES, REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS; VOTING

3.1 At least annually, the Fund or its designee shall provide the Company with as many printed copies of the current prospectus(es), statement of additional information, proxy statements, annual reports and semi annual reports of each Series (and no other series), and any supplements or amendments to any of the foregoing, as the Company may reasonably request for distribution to existing Contract owners whose Contracts are funded by Shares. The Fund or its designee shall provide the Company, at the Company's expense, with as many copies of the current prospectus for the Shares as the Company may reasonably require for distribution to prospective purchasers of Contracts. If requested by the Company, the Fund shall provide such documents in the form of typeset electronic document files or other such electronic means and such other assistance as is reasonably necessary in order for the Company to have any of the prospectus(es), statement of additional information, proxy statements, annual reports and semi annual reports of each Series (and no other series), and any supplements or amendments to any of the foregoing. Such documents may be printed in combination with such documents of other fund companies' and/or such documents for the Contracts and/or may be delivered electronically.

Expenses associated with providing, printing, processing and distributing such documents shall be allocated in accordance with Schedule Battached hereto. The Distributor shall reimburse the Company within 60 days, upon the Company's request, for its costs in accordance with Schedule B. The Distributor agrees to use best efforts to resolve any billing discrepancy detected by the Company and remit any corrective payment promptly upon demand.

3.2 The Fund or its designee will provide the Company 90 days notice of any change for a Series, including but not limited to, (a) fund objective changes,
(b) anticipated fund mergers/substitutions, (c) no-action or exemptive requests from the SEC, (d) fund name changes, (e) fund adviser or sub-adviser changes; and/or (f) conditions or undertakings that affect the Company's rights or obligations hereunder. If the Fund does not provide the Company with 90 days notice the Company will use its best efforts to make the change at the date requested by the Fund. The expenses associated with notifying Contract owners of such changes shall be allocated in accordance with Schedule B attached hereto. Notwithstanding anything to the contrary, the Distributor will provide all registration statement supplements to the Company in hand no later than the date of filing such document with the Securities and Exchange Commission. The Company reserves the right, in its sole discretion, to combine the delivery of Fund supplements to coordinate with other Company variable product supplements.

3.3 The Fund will provide the Company with copies of its proxy solicitations applicable to the Series. The Company will, to the extent required by law, (a) distribute proxy materials applicable to the Series to eligible Contract owners,
(b) solicit voting instructions from eligible Contract owners, (c) vote the Series shares in accordance with instructions received from Contract owners; and
(d) if required by law, vote Series shares for which no instructions have been received in the same proportion as shares of the Series for which instructions have been received.

     A. To the extent permitted by applicable law, the Company reserves the right to vote Series shares held in any Separate Account in its own right.

     B. Unregistered separate accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") will refrain from voting shares for which no instructions are received if such shares are held subject to the provisions of ERISA.

3.4 The Fund will comply with all provisions of the 1940 Act and the rules thereunder requiring voting by shareholders.

                                   ARTICLE IV
                         SALES MATERIAL AND INFORMATION

4.1 The Company shall furnish, or shall cause to be furnished, to the Fund prior to use, each piece of sales literature or advertising prepared by the Company in which the Fund or the Distributor is described.

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No sales literature or advertising will be used if the Fund or the Distributor reasonably objects to its use within ten (10) Business Days following receipt by the Fund.

4.2 The Company will not, without the permission of the Fund, make any representations or statements on behalf of the Fund or concerning the Fund in connection with the advertising or sale of the Contracts, other than information or representations contained in: (a) the registration statement or Series prospectus(es), (b) Series' annual and semi annual reports to shareholders, (c) proxy statements for the Series, or, (d) sales literature or other promotional material approved by the Fund.

4.3 The Fund shall furnish, or shall cause to be furnished, to the Company prior to use, each piece of sales literature or advertising prepared by the Fund in which the Company, the Contracts or Separate Accounts, are described. No sales literature or advertising will be used if the Company reasonably objects to its use within ten (10) Business Days following receipt by the Company.

4.4 Neither the Fund nor the Distributor will, without the permission of the Company, make any representations or statements on behalf of the Company, the Contracts, or the Separate Accounts or concerning the Company, the Contracts or the Separate Accounts, in connection with the advertising or sale of the Contracts, other than the information or representations contained in: (a) the registration statement or prospectus for the Contracts, (b) Separate Account reports to shareholders, (c) in sales literature or other promotional material approved by the Company.

4.5. The Fund will provide to the Company upon the Company's request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports to shareholders, proxy statements, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions and requests for no-action letters, and all amendments, that relate to the Series or its shares.

4.6 The Company will provide to the Fund, upon the Fund's request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, and requests for no action letters, and all amendments, that relate to the Contracts.

4.7 The Company is hereby granted a non-exclusive, royalty-free, worldwide license to use, print, broadcast and otherwise display in any print or electronic medium the Fund's or the Distributor's service marks, trade names and logos solely with respect to such sales literature or other promotional material created and published by the Company with respect to the Contracts.

                                   ARTICLE V
                                DIVERSIFICATION

5.1 The Fund represents and warrants that, at all times, each Series will comply with Section 817(h) of the Code and all regulations thereunder, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or regulations. In the event a Series ceases to so qualify, the Fund will notify the Company immediately of such event and the will take all steps necessary to adequately diversify the Series so as to achieve compliance within the grace period afforded by Treasury Regulation Section 1.817-5.

                                   ARTICLE VI
                              POTENTIAL CONFLICTS

6.1 The Board will monitor the Series for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Series. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

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6.2  The Company will report any potential or existing material irreconcilable conflict of which it is actually aware to the Board. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

6.3 If it is determined by a majority of the Board that a material irreconcilable conflict exists due to issues relating to the Contracts, the Company will, at the its own expense and to the extent reasonably practicable, take whatever steps it can which are necessary to remedy or eliminate the irreconcilable material conflict, including, without limitation, withdrawal of the affected Separate Account's investment in the Series. No charge or penalty will be imposed as a result of such withdrawal.

6.4 The Company will, at least annually, submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

                                  ARTICLE VII
                                INDEMNIFICATION

7.1  Indemnification by the Company

     A. The Company agrees to indemnify and hold harmless the Distributor and the Fund and each of their directors, officers, employees and agents and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, an "Indemnified Party" for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of Series shares or the Contracts and:

          1. Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a disclosure document for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company applicable to the Contracts or Separate Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article VII), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Series shares; or

          2. Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the registration statement, prospectus, statement of additional information or sales literature of the Fund applicable to the Series (or any amendment or supplement to any of the foregoing) (collectively, "Fund Documents" for purposes of this Article VII)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Series shares; or

          3. Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such

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          statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund by or on behalf of the Company; or

          4. Arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

          5. Arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

     B. The Company shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Fund or the Distributor whichever is applicable.

     C. The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     D. The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Series shares or the Contracts or the operation of the Fund.

7.2  Indemnification by the Distributor

     A. The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, an "Indemnified Party" for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Series shares or the Contracts and:

          1. Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Fund Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or the Distributor by or on behalf of the

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          Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Series shares; or

          2. Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or Series shares; or

          3. Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Distributor or the Fund; or

          4. Arise out of or result from any failure by the Distributor to provide the services or furnish the materials required under the terms of this Agreement; or

          5. Arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor.

     B. The Distributor shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Separate Account, whichever is applicable.

     C. The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Distributor shall be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Distributor to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     D. The Indemnified Parties shall promptly notify the Distributor of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of a Separate Account.

7.3 Any party seeking indemnification (the "Potential Indemnitee") will promptly notify any party from whom they intend to seek indemnification (each a "Potential Indemnitor") of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

7.4 With respect to any claim, the parties each shall give the others reasonable access during normal business hours to its books, records, and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one and other in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other parties, at all times, shall have the right to intervene in the defense of the case.

7.5 Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a "Specific Performance Settlement"), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party.

                                  ARTICLE VIII
                                 APPLICABLE LAW

8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York .

8.2 This Agreement, its terms and definitions, shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934, and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

                                   ARTICLE IX
                                  TERMINATION

9.1 This Agreement shall continue in full force and effect until the first to occur of:

     A. Termination by any party for any reason upon sixty days advance written notice delivered to the other parties; or

     B. Termination by the Company by written notice to the Fund or the Distributor with respect to any Series in the event any of the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by the Company; or

     C. Termination by the Company upon written notice to the Fund with respect to any Series in the event that such Series ceases to qualify as a "regulated investment company" under Subchapter M of the Code or under any successor or similar provision; or

     D. Termination by the Company upon written notice to the Fund and the Distributor with respect to any Series in the event that such Fund fails to meet the diversification requirements specified in Section 5.1 of this Agreement; or

     E. Termination at the option of the Fund or the Distributor upon institution of formal proceedings against the Company by FINRA, the SEC, the insurance commissioner of any state or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of the Accounts, the administration of the Contracts or the purchase of the Shares which would, in the Fund's or Distributor's reasonable judgment, materially impair the Company's ability to meet and perform the Company's obligations and duties hereunder.

     F. Termination at the option of the Fund or Distributor if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Distributor reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law.

     G. Termination at the option of the Company, Fund or the Distributor if any party shall determine that: (i) a party has suffered a material adverse change in its business or financial condition, (ii) a party has been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the other party, or (iii) a party breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt of notice in writing of such breach.

     H. Termination upon mutual written agreement of the parties to this Agreement.

9.2  Effect of Termination.

     A. Notwithstanding any termination of this Agreement, the Fund and the Distributor shall, upon mutual agreement of all parties hereto, continue to make available additional shares of the Series pursuant to the terms and conditions of this Agreement for up to two years, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts") unless such further sale of Series shares is proscribed by law, regulation or applicable regulatory body. Specifically, without limitation, the owners of the Existing Contracts will be permitted to direct allocation and reallocation of investments in the Series, redeem investments in the Series and invest in the Series through additional purchase payments.

     B. The Company agrees not to redeem Series shares attributable to the Contracts except (i) as necessary to implement Contract owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application or
     (iii) as permitted by an order of the SEC. Upon request, the Company will promptly furnish to the Fund the opinion of counsel for the Company to the effect that any redemption pursuant to clause (ii) above is a legally required redemption.

     C. In addition to the foregoing, Article VII Indemnification, Article VIII Applicable Law, Article X Notices, Article XI Miscellaneous and Schedule D shall survive any termination of this Agreement.

                                   ARTICLE X
                                    NOTICES

10.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

BlackRock, Inc.                         with a copy to:

Attention: Lisa Hill                    BlackRock Variable Series Funds, Inc.
Managing Director, U.S. Retail          Attn: General Counsel
Business Analytics                      40 East 52ndStreet
55 East 52nd Street                     New York, NY 10022
New York, NY 10055

If to the Distributor:                  with a copy to:

BlackRock Investments, LLC              BlackRock Investments, LLC
Attn: Frank Porcelli                    Attn: Rick Froio, CCO
40 East 52ndStreet                      One Financial Center
New York, NY 10022                      Boston, MA 02110

If to the Company:

Forethought Life Insurance Company
300 North Meridian Street Suite 1800
Indianapolis, IN 46204
Attn: Eric Todd, EVP, Chief Investment Officer

                                   ARTICLE XI
                                 MISCELLANEOUS

11.1 Each party will treat as confidential any and all "Nonpublic Personal Financial Information," Shareholder Information and all information reasonably expected to be treated as confidential (collectively, "Confidential Information") and not release any Confidential Information unless (a) the other party provides written consent to do so; (b) a party is compelled to do so by court order, subpoena or comparable request issued by any governmental agency, regulator or other competent authority; or (c) permitted by applicable law. Each party shall safeguard Confidential Information as required by applicable law and provide reasonable confirmation upon request. As used above, (i) "Nonpublic Personal Financial Information" shall refer to personally identifiable financial information about any prospective or then existing customer of the Company including customer lists, names, addresses, account numbers and any other data provided by customers to the Company in connection with the purchase or maintenance of a product or service that is not Publicly Available; and (ii) "Publicly Available" shall mean any information that the disclosing party has a reasonable basis to believe is lawfully made available to the general public from federal, state, or local government records, widely distributed media, or disclosures made to the general public that are required by federal, state, or local law. The Fund and its affiliates agree that it and they shall not use the information received pursuant to this Agreement, including any Confidential Information, for marketing or solicitation purposes.

11.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.4 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11.5 Each party shall cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, FINRA and state insurance regulators) and shall permit such authorities (and other parties) reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.7 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties.

11.8 The waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

11.9 The Company shall be excused from performance under this Agreement and shall have no liability to any other party hereof or any third person for any period that it is prevented, hindered or unable to perform any of our obligations, in whole or in part, as a result of acts of God, strikes, terrorist activities, power outages (including so-called brown outs), material changes in circumstances or laws, regulations or interpretations of the same affecting any of our obligations hereunder, or other causes beyond its reasonable control; and such non-performance shall not be a default under this Agreement.

11.10 The parties mutually acknowledge that this Agreement represents the collective drafting efforts of each party and therefore any ambiguity shall not be interpreted against the interests of any party.

11.11 The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to non-binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

11.12 The parties to this Agreement acknowledge and agree that the Fund is a Maryland corporation, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement shall be satisfied solely out of the assets of the relevant Series of the Fund. No Director, officer, agent or holder of Shares of the Fund shall be personally liable for any such liabilities.

11.13 Neither this Agreement nor any rights or obligation hereunder may be assigned by either party without the prior written approval of the other parties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the
    day of           , 20   .

FORETHOUGHT LIFE INSURANCE COMPANY
On its behalf and each Separate Account
named in Schedule A

By:
     -------------------------
Its

BlackRock, INC.                      BlackRock Investments, LLC

By:                                    By:
     --------------------------------       -----------------------------------
Its                                    Its

                                   SCHEDULE A

                               SEPARATE ACCOUNTS

NAME OF SEPARATE ACCOUNT
Forethought Life Insurance Company Separate Account A

                                   SCHEDULE B

                                    EXPENSES

The Fund or its designee and the Company will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below. The term "Current" in this Schedule B is defined as an existing Contract owner with value allocated to one or more Series, including a Contract owner's initial investment in a Series. The term "Prospective" in this Schedule B is defined as a potential new Contract owner. The term "Fund" in the column titled "Party Responsible for Expense" in this Schedule B means the Fund and/or its designee (not including the Company).

ITEM                                       FUNCTION                      PARTY RESPONSIBLE FOR EXPENSE
-----------------------------------------------------------------------------------------------------------------
STATUTORY PROSPECTUS             Printing                      Current: the Fund (the Company will choose to do
                                                               the printing at Fund's expense subject to Article
                                                               3 and acknowledges that the Fund will provide
                                                               Company with a PDF and will not be required to
                                                               print these documents, and the Fund will pay a
                                                               proportionate amount of the Company's reasonable
                                                               printing costs if there is a Combined Prospectus)*
                                                               Prospective: the Company
                                 Distribution (including       Current: the Fund, provided that the Fund shall
                                 postage)                      pay a proportionate amount of the Company's
                                                               reasonable distribution costs if there is a
                                                               Combined Prospectus**
                                                               Prospective: the Company
STATUTORY PROSPECTUS SUPPLEMENT  Printing                      Current: the Fund (the Company will choose to do
                                                               the printing at Fund's expense subject to Article
                                                               3 and acknowledges that the Fund will provide the
                                                               Company with a PDF and will not be required to
                                                               print these documents, and the Fund will pay a
                                                               proportionate amount of the Company's reasonable
                                                               printing costs if there is a Combined Prospectus)*
                                                               Prospective: the Company

ITEM                                       FUNCTION                      PARTY RESPONSIBLE FOR EXPENSE
-----------------------------------------------------------------------------------------------------------------
                                 Distribution (including       Current: the Fund, provided that the Fund shall
                                 postage)                      pay a proportionate amount of the Company's
                                                               reasonable distribution costs if there is a
                                                               Combined Prospectus**
                                                               Prospective: Company
FUND SAI AND FUND SAI            Printing                      The Company
SUPPLEMENTS
                                 Distribution (including       The Company
                                 postage)
PROXY MATERIAL FOR FUND          Printing, Distribution to     The Fund
                                 Current (including postage),
                                 tabulation, solicitation
FUND ANNUAL & SEMI-ANNUAL        Printing                      Current: the Fund (The Company may choose to do
REPORT                                                         the printing at Fund's expense subject to Article
                                                               3, and the Fund will pay a proportionate amount of
                                                               the Company's reasonable printing costs if there
                                                               is a Combined Report)*
                                                               Prospective: the Company
                                 Distribution (including       Current: the Fund, provided that the Fund shall
                                 postage)                      pay a proportionate amount of the Company's
                                                               reasonable distribution costs if there is a
                                                               Combined Report**
                                                               Prospective: the Company
CONTRACT PROSPECTUS              Printing and Distribution     the Company
                                 (including postage)
CONTRACT PROSPECTUS AND SAI      Printing and Distribution     Contract Prospectus supplements resulting directly
SUPPLEMENTS                      (including postage)           from a Series prospectus Supplement -- the Fund
                                                               All other Contract Prospectus and SAI Supplements
                                                               -- the Company
CONTRACT SAI                     Printing and Distribution     the Company
                                 (including postage)
OTHER COMMUNICATION TO           Printing and Distribution     If Required by Law to be provided by the Fund or
PROSPECTIVE AND CURRENT          (including postage)           if required by the Fund -- the Fund
                                                               If Required by the Company -- the Company

ITEM                                       FUNCTION                      PARTY RESPONSIBLE FOR EXPENSE
-----------------------------------------------------------------------------------------------------------------
OPERATIONS OF THE FUND           All operations and related    The Fund
                                 expenses, including the cost
                                 of registration and
                                 qualification of Shares,
                                 taxes on the issuance or
                                 transfer of Shares, cost of
                                 management of the business
                                 affairs of the Fund, and
                                 expenses paid or assumed by
                                 the Fund pursuant to any
                                 Rule 12b-1 plan
OPERATIONS OF THE ACCOUNTS       Federal registration of       the Company
                                 units of separate account
                                 (24f-2 fees)

------------

*   Printing:

     Combined Prospectus/Prospectus Supplement ("Combined Prospectus"): The Fund will pay the reasonable expenses of such printing to be proportionally borne by the Fund by applying the following formula: [A/B] x C where "A" equals the number of pages in the Combined Prospectus that is attributable to the Fund's prospectus, "B" equals the total number of pages of the Combined Prospectus, and "C" represents the total reasonable costs of printing the Combined Prospectus. The Company will provide the Fund with supporting documentation which is sufficient in the reasonable opinion of the Fund to enable the Fund or its designee to verify the expenses for which the Company requests reimbursement pursuant to the formula described above. For clarity, the Fund will only pay the costs described above with respect to printing the materials described above for existing Contract owners who own shares of the Fund and will not pay any costs in connection with printing such materials for prospective Contract owners. The Company agrees to use its best efforts to minimize any such expenses. If the Company prints such documents, Company agrees that any printer it selects shall be a reputable printer within the industry.

     Combined Fund Annual and Semi-annual Report (the "Combined Report"): The Fund will pay the reasonable expenses of such printing to be proportionally borne by the Fund by applying the following formula: [A/B] x C where "A" equals the number of pages in the Combined Report that is attributable to the Fund's Report, "B" equals the total number of pages of the Combined Report and "C" represents the total reasonable costs of printing the Combined Report. The Company will provide the Fund with supporting documentation which is sufficient in the reasonable opinion of the Fund to enable the Fund to verify the expenses for which the Company requests reimbursement pursuant to the formula described above. For clarity, the Fund will only pay the costs described above with respect to providing the materials described above to existing Contract owners who own shares of the Fund and will not pay any costs in connection with providing such materials to prospective Contract owners. The Company agrees to use its best efforts to minimize any such expenses. If the Company prints such documents, Company agrees that any printer it selects shall be a reputable printer within the industry.

**  Distribution:

     The Fund shall bear the reasonable expenses of distributing the Combined Prospectus and the Combined Report to Contract owners. The Fund will pay the reasonable expenses of postage and mailing expenses to be proportionally borne by the Fund by applying the following formula: [A/B] x C where "A" equals the aggregate number of prospectus/report in the Combined Prospectus/Combined Report that is distributed on behalf of the Fund, "B" equals the total number of prospectuses/reports in the Combined Prospectus/Report and "C" represents the total reasonable costs of distributing the Combined Prospectus/Report. The Company agrees to provide the Fund with such information as may reasonably be requested by the Fund to insure that the Fund's postage and mailing expenses do not include the cost of distributing the Combined Prospectus or Combined Report other than to existing Contract owners and do not include the cost of distributing materials to Contract owners who do not own shares of the Fund. The Company will provide the Fund with supporting documentation which is sufficient in the reasonable opinion of the Fund to enable the Fund to verify the expenses for which the Company requests reimbursement pursuant to the formula described above. For clarity, the Fund will only pay the costs described above with respect to providing the materials described above to existing Contract owners who own shares of the Fund and will not pay any costs in connection with providing such materials to prospective Contract owners. The Company agrees to use its best efforts to minimize any such expenses.

                                   SCHEDULE C

                           PROCESSING SPECIFICATIONS

I. FORMAT FOR NAV AND DIVIDEND INFORMATION

Please provide the following information when sending the nightly NAV and Dividend Distribution Date Fax/Email. This information should be received nightly via Fax/ Email even if it is also provided through NSCC.

Mutual Fund Company Name
Pricing Company Name
Fund Name (no abbreviations)
Fund Number
Ticker and/or Cusip Number
NAV
NAV Change from Prior Day
Prior Day NAV
Ordinary Dividend Distribution
Ordinary Dividend Distribution Change from Prior Day
Daily Accrual Dividend
Daily Accrual Dividend Change from Prior Day
Short Term Gain Distribution
Short Term Gain Distribution Change from Prior Day
Long Term Gain Distribution
Long Term Gain Distribution Change from Prior Day
Pricing Contact Name and Phone Number
Distribution Data Contact Name and Phone Number
Emergency after hours Name & Phone Number

II. NSCC TRANSACTIONS

The following terms and conditions hereby amend Article I of the Agreement with respect to the receipt and transmission of orders routed through the National Securities Clearing Corporation ("NSCC") in accordance with the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") platform cycle file:

A. The Fund will accept all orders to purchase shares of the Series available using the NSCC's DCC&S platform. The Fund will also provide the Company with account positions and activity data using the NSCC's Networking platform. The Company shall pay for Series shares by federal funds wire using the NSCC's Fund/SERV System in accordance with the rules and regulations of the NSCC, as the same may be amended from time to time.

B. The Company shall use best efforts to promptly notify the Fund or its designated transfer agent of its inability to use the NSCC's DCC&S platform by telephone and/ or facsimile.

C. The Fund will provide the Company with account positions and activity data using the NSCC's Networking platform (i.e., the NSCC's product that allowsFunds, Distributors and Companies to exchange account level information electronically).

D. Payment for Series shares redeemed in accordance with this Schedule shall be effectuated using the NSCC's FundSERV System. Payment shall be in federal funds transmitted by wire to the Funds's designated Settling Bank. For the purposes of the foregoing, a "Settling Bank" shall mean the entity appointed by the Fund to perform such settlement services on behalf of the Series and which entity agrees to abide by the NSCC's Rules and Procedures insofar as they relate to the same day funds settlement.

E. The Distributor shall furnish notice to the Company of any income, dividends or capital gain distributions payable on the Series' shares through the NSCC's FundSERV System.

                                   SCHEDULE D

              FORM OF RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

                                    22